EX 10.75

indemnification AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of June 26, 2014, by and between iHookup, Inc., a Nevada corporation (the “Company”), and
Copper Creek Holdings, LLC (“Indemnitee”).

RECITALS

WHEREAS, Company, Indemnitee and Beaufort Capital Partners LLC (“Beaufort”) are parties to a Letter Agreement dated June 24, 2014 (the “Letter Agreement”) under which Beaufort agreed to loan (the “Loan”), upon Company’s request, up to Four Hundred Thousand Dollars ($400,000) to Company during the term of the Letter Agreement, in monthly installments of One Hundred Thousand Dollars ($100,000) each;

WHEREAS, each installment shall be evidenced by a Secured Promissory Note (the “Note”) in form and substance as attached hereto as Exhibit A; and

WHEREAS, each Note shall be secured by a pledge of 8,000,000 shares of common stock of iHookup provided by Copper Creek Holdings, LLC (the “Pledged Shares”) pursuant to the terms and conditions of a Stock Pledge Agreement (the “Pledge Agreement”) in form and substance as attached hereto as Exhibit B.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  In the Event of Default by Company (as defined in the Note and Pledge Agreement) and Indemnitee is required to assign its Pledged Shares to Beaufort under the Pledge Agreement, the Company agrees to reimburse such shares, in identical quantity and class of stock, to Indemnitee, its affiliates and each of their respective directors, officers, employees, agents, representatives, attorneys, stockholders and controlling persons (each an “Indemnified Party”) promptly upon demand for such replacement shares, and any expenses (including any legal fees or transfer agent fees) incurred by Indemnitee.

2.                  The Company also agrees (in connection with the foregoing) to indemnify, save, defend and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) in connection with or arising out of or relating to the Pledged Shares or the Loan, or any actions taken or omitted, services performed or matters contemplated by or in connection with the any of the Letter Agreement, Note or Pledge Agreement, to which the Company shall have consented in writing (such consent not to be unreasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss, claim, damage or liability resulted solely from the willful misfeasance of such Indemnified Party.

3.                  An Indemnified Party shall have the right to retain separate legal counsel of its own choice to conduct the defense and all related matters in connection with any such litigation, proceeding or other action. The Company shall pay monthly, upon receipt of statements therefor, the fees and expenses of such legal counsel, and such legal counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any legal counsel designated by the Company.

4.                  In the event that the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party’s losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such proportion as appropriately reflects the relative benefits received by the Company, on the one hand, and Indemnified Party, on the other hand, in connection with the matters as to which such losses, claims, damages or liabilities relate, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Indemnified Party, on the other hand, as well as any other equitable considerations. The relative fault of the Company and Indemnified Party shall be determined by reference to, among other things, whether the actions or omissions to act were by Indemnified Party or the Company and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, no person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

5.                  This Agreement shall terminate and be of no further force and effect if and when the Loan is paid back in full to Beaufort and Indemnitee is released from its Pledge Agreement. It is further agreed that no Indemnified Party shall be liable to the Company, or any parent, subsidiary or affiliate of the Company, in connection with any matter arising out of or relating to the Letter Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Letter Agreement, except to the extent that a court having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such liability resulted solely from the willful misfeasance of such Indemnified Party.

6.                  No provision in this Agreement may be waived or amended except by written consent of the parties, which consent shall specifically refer to such provision and explicitly make such waiver or amendment.

7.                  This letter agreement will be governed by, and construed in accordance with, the laws of the State of NEVADA without giving effect to that state’s principles of conflict of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: IHOOKUP SOCIAL, INC. By: /s/ Dean Rositano Name: Dean Rositano Title: President	INDEMNITEE: COPPER CREEK HOLDINGS, LLC By: Robert Rositano, Jr. Name: Robert Rositano, Jr. Title: Managing Member